Exhibit 5.1

Our ref          JUH/851499-000001/86747685v2

JIADE LIMITED

18/F, Block D, Huirong Plaza, No. 88, Section 3, Jinhua Road

Jinjiang District, Chengdu City, Sichuan Province

People's Republic of China

1 June 2026

Dear Sirs

JIADE LIMITED

We have acted as Cayman Islands legal advisers to JIADE LIMITED (the "Company") in connection with the Company’s supplement (the “Prospectus Supplement”) to a base prospectus (the “Base Prospectus”) filed with its registration statement on Form F-3, including all amendments or supplements thereto, the Prospectus, and the Prospectus Supplement, being collectively referred to herein as (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, which Base Prospectus relates to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$200,000,000. The Prospectus Supplement is related to the offering and sale of the following:

(i)	3,600,000 Class A ordinary shares of the Company (the "Class A Ordinary Shares") of a par value of US$0.000025 each (the “Sale Shares”);

in accordance with the securities purchase agreement dated 4 May 2026 entered into between the Company and the purchasers named therein (the "Securities Purchase Agreement").

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 20 February 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 4 May 2026 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 5 May 2026 and 29 May 2026 (the "Directors’ Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 29 May 2026 issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The Securities Purchase Agreement (the "Transaction Document").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Securities Purchase Agreement.

2.4	The Company will have sufficient Sale Shares authorised for issue under the Memorandum and Articles at the time of issuance.

2.5	The Transaction Document is or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the law of the State of New York as the governing law of the Transaction Document will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.8	No monies paid to or for the account of the Company in respect of the Sale Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.10	The issue of the Sale Shares under the Transaction Document will be of commercial benefit to the Company.

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2.11	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Sale Shares.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely on our review of the Memorandum and Articles, the authorised share capital of the Company is US$50,000 divided into 2,000,000,000 ordinary shares of a par value of US$0.000025 each, consisting of (a) 1,988,800,000 Class A ordinary shares of a par value of US$0.000025 each, (b) 10,000,000 Class B ordinary shares of a par value of US$0.000025 each and (c) 1,200,000 preference shares of a par value of US$0.000025 each.

3.3	The issue and allotment of the Sale Shares, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Transaction Document, such Sale Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

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(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Document whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;

(l)	enforcement or performance of any provision in the Transaction Document which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) ("BOT Act"); and

(m)	enforcement or performance of any provision in the Transaction Document which relates, directly or indirectly, to an interest in a Cayman Islands "legal person" (as defined in the BOT Act) (a "Legal Person") constituting partnership interests, shares, voting rights or ultimate effective control over management in respect of such Legal Person may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the BOT Act.

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4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Document.

4.4	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Document and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.5	Under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	In this opinion the phrase "non-assessable" means, with respect to the Sale Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Sale Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference into the Registration Statement and to the reference to our name under the headings "Enforcement of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

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Director's Certificate

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